EXHIBIT 10.1

EXECUTION VERSION

INCREMENTAL AMENDMENT

This INCREMENTAL AMENDMENT, dated as of September 19, 2014 (this “Amendment”), to the Credit Agreement referred to below is made among INTRAWEST OPERATIONS GROUP HOLDINGS, LLC, a Delaware limited liability company (“Holdings”), INTRAWEST OPERATIONS GROUP, LLC, a Delaware limited liability company (the “Borrower”), the Lenders (as defined in the Credit Agreement referred to below; capitalized terms used but not defined herein shall have the meanings assigned to them in the Credit Agreement) or other Persons agreeing to provide the Incremental Term Loans provided for herein and GOLDMAN SACHS LENDING PARTNERS LLC, as administrative agent (in such capacity, the “Administrative Agent”).

A. Reference is hereby made to the Credit Agreement, dated as of December 9, 2013 (as amended by this Amendment and as further amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Holdings, the Borrower, the several banks and other financial institutions or entities from time to time parties thereto (the “Lenders”), the Administrative Agent, Goldman Sachs Lending Partners, LLC, as swing line lender, and Goldman Sachs Bank USA, as issuing bank.

B. Pursuant to Section 2.27 of the Credit Agreement, subject to the terms and conditions therein, (i) the Borrower may request an additional tranche of term loans of the same Class as any existing Class of term loans by giving notice to the Administrative Agent, (ii) the Borrower has given such notice to the Administrative Agent for an additional tranche of term loans of the same Class as the existing Class of Initial Term Loans in an aggregate principal amount of $60,000,000 (the “2014 Incremental Term Loans”), having the terms and subject to the conditions set forth herein and in the Credit Agreement, (iii) the Lenders and other Persons set forth on Schedule 1 hereto and identified as “2014 Incremental Term Lenders” (the “2014 Incremental Term Lenders”) are willing to provide the 2014 Incremental Term Loans on the 2014 Incremental Term Loan Effective Date (as defined in Section 5 hereof) on the terms and subject to the conditions set forth herein and in the Credit Agreement and (iv) the 2014 Incremental Term Loans shall be made pursuant to this Amendment, which may, without the consent of any other Lenders, effect such amendments to the Credit Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of Section 2.27 of the Credit Agreement.

C. The Borrower intends to acquire, directly or indirectly, 50% of the Capital Stock of Blue Mountain (the “Blue Mountain Acquisition”) pursuant to a Sale and Purchase Agreement (the “Blue Mountain Purchase Agreement”), dated as of September 12, 2014, among Blue Mountain Resorts Holdings, Inc. and Le Sommet Properties Management Inc.

D. The proceeds of the 2014 Incremental Term Loans will be used to pay the consideration in respect of the Blue Mountain Acquisition, to pay fees, commissions and expenses related to the transactions contemplated by this Amendment and the Blue Mountain Acquisition and for working capital.

E. Merrill Lynch, Pierce, Fenner & Smith Incorporated will act as lead arranger and lead bookrunner for the 2014 Incremental Term Loans (in such capacities, the “2014 Incremental Term Loan Arranger”).

Accordingly, in consideration of the mutual agreements contained herein and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1. The 2014 Incremental Term Loans. (a) Subject to the terms and conditions set forth herein and in the Credit Agreement, each 2014 Incremental Term Lender severally and not jointly agrees to make, on the 2014 Incremental Term Loan Effective Date, a 2014 Incremental Term Loan to the Borrower in a principal amount equal to the amount set forth next to such 2014 Incremental Term Lender’s name on Schedule 1 hereto (the “2014 Incremental Term Loan Commitments”). The Borrower may make only one borrowing under the 2014 Incremental Term Loan Commitment which shall be on the 2014 Incremental Term Loan Effective Date. Any amount borrowed under this Section 1(a) and subsequently repaid or prepaid may not be reborrowed. Each 2014 Incremental Term Lender’s 2014 Incremental Term Loan Commitment shall terminate immediately and without further action on the 2014 Incremental Term Loan Effective Date after giving effect to the funding of such Lender’s 2014 Incremental Term Loan Commitment on such date. This Amendment shall constitute the notice required to be delivered by the Borrower to the Administrative Agent pursuant to the first sentence of Section 2.27(a) of the Credit Agreement.

(b) Upon satisfaction or waiver of the conditions precedent specified herein, each 2014 Incremental Term Lender shall make its 2014 Incremental Term Loan available to (unless otherwise directed by the Borrower in writing) the Administrative Agent not later than 10:00 a.m. (New York City time) on the 2014 Incremental Term Loan Effective Date, by wire transfer of same day funds in Dollars, at the principal office designated by the Administrative Agent, whereupon the Administrative Agent shall make the proceeds of the 2014 Incremental Term Loans available to the Borrower on the 2014 Incremental Term Loan Effective Date by causing an amount of same day funds in Dollars equal to the proceeds of all such 2014 Incremental Term Loans received by the Administrative Agent from 2014 Incremental Term Lenders to be credited to such account of the Borrower as may be designated in writing to the Administrative Agent by the Borrower.

(c) The 2014 Incremental Term Loans shall have the same terms and conditions as the Initial Term Loans (including, without limitation, with respect to maturity, prepayments, repayments, interest rate and other economic terms (other than with respect to the Incremental Closing Fee referred to in Section 1(e) below)) and will increase the outstanding principal amount of the Initial Term Loans. The existing outstanding Initial Term Loans and the 2014 Incremental Term Loans shall constitute a single “Class” and together shall be the Initial Term Loans for all purposes under, and subject to the provisions of, the Credit Agreement and the other Loan Documents after giving effect to this Amendment (the Credit Agreement as so amended, the “Amended Agreement”). Each of the parties hereto hereby agrees that the Administrative Agent may take any and all action as may be reasonably necessary to ensure that all such 2014 Incremental Term Loans, when originally made, are Initial Term Loans for all purposes under the Loan Documents and are included in each borrowing of outstanding Initial Term Loans on a pro rata basis, in each case, after giving effect to this Amendment.

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(d) The proceeds of the 2014 Incremental Term Loans are to be used by the Borrower solely for the purposes set forth in Recital D of this Amendment.

(e) The Borrower agrees to pay to the Administrative Agent, for the account of each Person party to this Amendment as a 2014 Incremental Term Lender on the 2014 Incremental Term Loan Effective Date, as fee compensation for the funding of such 2014 Incremental Term Lender’s 2014 Incremental Term Loan, a closing fee (the “Incremental Closing Fee”) in an amount equal to 0.125% of the stated principal amount of such 2014 Incremental Term Lender’s 2014 Incremental Term Loan, payable to such 2014 Incremental Term Lender from the proceeds of its 2014 Incremental Term Loan as and when funded on the 2014 Incremental Term Loan Effective Date. Such Incremental Closing Fee will be in all respects fully earned, due and payable on the 2014 Incremental Term Loan Effective Date and non-refundable and non-creditable thereafter.

(f) The 2014 Incremental Term Loans shall not accrue interest for any period prior to the 2014 Incremental Term Loan Effective Date, and the initial Interest Period with respect to the 2014 Incremental Term Loans shall expire on September 30, 2014.

(g) This Amendment shall constitute an “Incremental Amendment” and a “Loan Document” for all purposes of the Credit Agreement.

SECTION 2. Amendments to Credit Agreement. Effective as of the 2014 Incremental Term Loan Effective Date, the Credit Agreement is hereby amended as follows:

(a) The recitals of the Credit Agreement are hereby amended:

     (i) by deleting the phrase “of Initial Term Loans (the “Term Loan Facility”)” appearing in the third “WHEREAS” clause and inserting in lieu thereof the phrase “of Closing Date Term Loans (the “Closing Date Term Loan Facility”)”;

  (ii) by deleting the term “Initial Term Loans” appearing in the fourth “WHEREAS” clause and inserting in lieu thereof the phrase “Closing Date Term Loans”; and

  (iii) by inserting a new “WHEREAS” clause between the fourth and fifth such clauses as follows:

“WHEREAS, certain of the Lenders have agreed pursuant to the 2014 Incremental Amendment to extend 2014 Incremental Term Loans to the Borrower in an aggregate principal amount of $60,000,000 (the “2014 Incremental Term Loan Facility”), the proceeds of which will be utilized (a) to acquire 50% of the Capital Stock of Blue Mountain, (b) to pay fees, commissions and expenses related to such acquisition and the other transactions contemplated by the 2014 Incremental Amendment and (c) for working capital.”

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(b) Section 1.1 of the Credit Agreement is hereby amended by inserting the following defined terms in the appropriate alphabetical order therein:

“2014 Incremental Amendment”: the Incremental Amendment, dated as of September 19, 2014, among Holdings, the Borrower, the 2014 Incremental Term Lenders and the Administrative Agent.

“2014 Incremental Term Lender”: each Lender that holds 2014 Incremental Term Loans.

“2014 Incremental Term Loan”: an Incremental Term Loan made by a 2014 Incremental Term Lender to the Borrower pursuant to Section 1(a) of the 2014 Incremental Amendment.

“2014 Incremental Term Loan Commitment”: the commitment of a 2014 Incremental Term Lender to make or otherwise fund a 2014 Incremental Term Loan and “2014 Incremental Term Loan Commitments” means such commitments of all Lenders in the aggregate. The amount of each Incremental Term Lender’s 2014 Incremental Term Loan Commitment, if any, is set forth on Schedule 1 to the 2014 Incremental Amendment subject to any adjustment or reduction pursuant to the terms and conditions hereof. The aggregate amount of the 2014 Incremental Term Loan Commitments as of the 2014 Incremental Term Loan Effective Date is $60,000,000.

“2014 Incremental Term Loan Effective Date”: the date on which the 2014 Incremental Term Loans were made, which was September 19, 2014.

“2014 Incremental Term Loan Facility”: as defined in the recitals hereto.

“Closing Date Term Loan”: a Loan made by a Lender to the Borrower pursuant to Section 2.1(a).

“Closing Date Term Loan Commitment”: the commitment of a Lender to make or otherwise fund a Closing Date Term Loan and “Closing Date Term Loan Commitments” means such commitments of all Lenders in the aggregate. The amount of each Lender’s Closing Date Term Loan Commitment, if any, is set forth on Schedule 1.1A or in the applicable Assignment and Acceptance, subject to any adjustment or reduction pursuant to the terms and conditions hereof. The aggregate amount of the Closing Date Term Loan Commitments as of the Closing Date is $540,000,000.

“Closing Date Term Loan Facility”: as defined in the recitals hereto.

(c) The definition of the term “Closing Date” set forth in Section 1.1 of the Credit Agreement is hereby amended by deleting the phrase “the Initial Term Loans” appearing therein and inserting in lieu thereof the phrase “the Closing Date Term Loans”.

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(d) The definition of the term “Incremental Term Loan” set forth in Section 1.1 of the Credit Agreement is hereby deleted and replaced in its entirety with the following:

“Incremental Term Loan”: as defined in Section 2.27(a); provided that following the making of any Incremental Term Loans pursuant to the 2014 Incremental Amendment, such Incremental Term Loans shall immediately cease to constitute Incremental Term Loans and instead shall constitute 2014 Incremental Term Loans.

(e) The definition of the term “Initial Term Loan” set forth in Section 1.1 of the Credit Agreement is hereby deleted and replaced in its entirety with the following:

“Initial Term Loan”: collectively, (a) each Closing Date Term Loan and (b) each 2014 Incremental Term Loan.

(f) The definition of the term “Initial Term Loan Commitment” set forth in Section 1.1 of the Credit Agreement is hereby deleted and replaced in its entirety with the following:

“Initial Term Loan Commitment”: collectively, (a) each Closing Date Term Loan Commitment and (b) each 2014 Incremental Term Loan Commitment.

(g) The definition of the term “Term Loan Facility” set forth in Section 1.1 of the Credit Agreement is hereby deleted and replaced in its entirety with the following:

“Term Loan Facility”: collectively, (a) the Closing Date Term Loan Facility and (b) the 2014 Incremental Term Loan Facility.

(h) Section 2.1 of the Credit Agreement is hereby amended by deleting each instance of the phrase “Initial Term Loans” appearing therein and inserting in lieu thereof the phrase “Closing Date Term Loans”.

(i) Section 2.7 of the Credit Agreement is hereby amended by deleting the phrase “Initial Term Loans” appearing in the first sentence therein and inserting in lieu thereof the phrase “Closing Date Term Loans”.

(j) Section 2.12(e) of the Credit Agreement is hereby amended by deleting each instance of the phrase “Initial Term Loans” appearing therein and inserting in lieu thereof the phrase “Closing Date Term Loans”.

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(k) Section 2.13 of the Credit Agreement is hereby amended by deleting the table that appears therein and inserting the following table in lieu thereof:

Amortization Date	Initial Term Loan Installments
September 30, 2014	$1,500,753.77
December 31, 2014	$1,500,753.77
March 31, 2015	$1,500,753.77
June 30, 2015	$1,500,753.77
September 30, 2015	$1,500,753.77
December 31, 2015	$1,500,753.77
March 31, 2016	$1,500,753.77
June 30, 2016	$1,500,753.77
September 30, 2016	$1,500,753.77
December 31, 2016	$1,500,753.77
March 31, 2017	$1,500,753.77
June 30, 2017	$1,500,753.77
September 30, 2017	$1,500,753.77
December 31, 2017	$1,500,753.77
March 31, 2018	$1,500,753.77
June 30, 2018	$1,500,753.77
September 30, 2018	$1,500,753.77
December 31, 2018	$1,500,753.77
March 31, 2019	$1,500,753.77
June 30, 2019	$1,500,753.77
September 30, 2019	$1,500,753.77
December 31, 2019	$1,500,753.77
March 31, 2020	$1,500,753.77
June 30, 2020	$1,500,753.77
September 30, 2020	$1,500,753.77
Maturity Date for Initial Term Loans	Remainder

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SECTION 3. Representations and Warranties. To induce the other parties hereto to enter into this Amendment, each of Holdings and the Borrower hereby represents and warrants to the Administrative Agent and each of the 2014 Incremental Term Lenders that, as of the 2014 Incremental Term Loan Effective Date: (i) such Person (A) has the requisite corporate or other organizational power and authority to make, deliver and perform this Amendment and to perform the Amended Agreement and (B) has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of this Amendment and the performance of the Amended Agreement, (ii) this Amendment has been duly executed and delivered by such Person and constitutes a legal, valid and binding obligation of each such Person enforceable against each of them in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law), (iii) the execution, delivery and performance of this Amendment, the performance of the Amended Agreement and the consummation of the transaction contemplated hereby will not violate in any material respect any Requirement of Law (except this shall not apply to tax, employee benefit or environmental matters, which are covered exclusively by Sections 3.10, 3.13 and 3.17 of the Amended Agreement, respectively) or any Contractual Obligation of any Intrawest Group Member, other than any violation that could not reasonably be expected to have a Material Adverse Effect, and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens created by the Security Documents and Liens permitted by Section 6.3), (iv) no material consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority is required in connection with the borrowings hereunder or the execution, delivery or performance of this Amendment or the performance of the Amended Agreement, except (1) those consents, authorizations, filings and notices that have been obtained or made and are in full force and effect, (2) those consents, authorizations, filings and notices, the failure to obtain or make could not reasonably be expected to have a Material Adverse Effect and (3) the filings or other actions referred to in Section 3.19 of the Amended Agreement and (v)(A) after giving effect to this Amendment, the representations and warranties contained in the Amended Agreement and in the other Loan Documents are true and correct in all material respects on and as of the 2014 Incremental Term Loan Effective Date to the same extent as though made on and as of the 2014 Incremental Term Loan Effective Date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date; provided that, in each case, such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof, and (B) no event has occurred and is continuing or would result from the incurrence of the 2014 Incremental Term Loans that would constitute a Default or an Event of Default.

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SECTION 4. Other Agreements. Each 2014 Incremental Term Lender represents and warrants that, to the extent such 2014 Incremental Term Lender is not a “U.S. person” (as such term is defined in Section 7701(a)(30) of the Code), it has delivered to the Borrower and the Administrative Agent the documentation required to be delivered by it pursuant to the terms of Section 2.21(d) of the Credit Agreement, duly completed and executed by such 2014 Incremental Term Lender.

SECTION 5. Effectiveness. This Amendment and the obligation of each 2014 Incremental Term Lender to make a 2014 Incremental Term Loan hereunder shall become effective as of the first date (such date being referred to as the “2014 Incremental Term Loan Effective Date”) that each of the following conditions precedent shall have been satisfied or waived in accordance with the terms of the Credit Agreement:

(a) The Administrative Agent shall have received this Amendment, executed and delivered by a duly authorized officer or signatory of Holdings, the Borrower and each 2014 Incremental Term Lender, and an Acknowledgement of Guarantors, executed and delivered by a duly authorized officer or signatory of each Guarantor.

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(b) The Administrative Agent shall have received a fully executed and delivered funding notice with respect to the 2014 Incremental Term Loans, in form and substance reasonably satisfactory to the Administrative Agent, duly executed and delivered by the Borrower no later than (x) one Business Day prior to the 2014 Incremental Term Loan Effective Date with respect to 2014 Incremental Term Loans that are Base Rate Loans and (y) three days prior to the 2014 Incremental Term Loan Effective Date with respect to 2014 Incremental Term Loans that are Eurodollar Rate Loans (or such shorter period as may be acceptable to the Administrative Agent).

(c) The Administrative Agent and the 2014 Incremental Term Loan Arranger shall have received documents and certificates relating to the organization, existence and good standing of Holdings and the Borrower and the authorization of this Amendment and transactions contemplated hereby, all in form and substance reasonably satisfactory to the Administrative Agent and the 2014 Incremental Term Loan Arranger.

(d) The Blue Mountain Acquisition shall be consummated simultaneously with the funding of the 2014 Incremental Term Loans in accordance with applicable law and on the terms described in the Blue Mountain Purchase Agreement (without any amendment, modification or waiver thereof or any consent thereunder which is materially adverse to the Borrower, the 2014 Incremental Term Loan Lenders or the 2014 Incremental Term Loan Arranger for the Incremental Facility without the prior written consent of the 2014 Incremental Term Loan Arranger).

(e) The Administrative Agent and the 2014 Incremental Term Loan Arranger shall have received, in form and substance reasonably acceptable to the Administrative Agent and the 2014 Incremental Term Loan Arranger, a legal opinion of Skadden, Arps, Slate, Meagher & Flom LLP, counsel to Holdings and the Borrower, dated the 2014 Incremental Term Loan Effective Date and addressed to the Administrative Agent and the 2014 Incremental Term Lenders.

(f) The representations and warranties of Holdings and the Borrower set forth in Section 3 hereof shall be true and correct as of the 2014 Incremental Term Loan Effective Date, and the Administrative Agent shall have received a certificate, dated the 2014 Incremental Term Loan Effective Date and signed by a Responsible Officer of the Borrower, confirming the truth and correctness thereof, which shall be in form and substance reasonably satisfactory to the Administrative Agent.

(g) The Administrative Agent and the 2014 Incremental Term Loan Arranger shall have received a solvency certificate, in form and substance reasonably acceptable to the Administrative Agent and the 2014 Incremental Term Loan Arranger, executed by a Responsible Officer of Holdings.

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(h) As of the 2014 Incremental Term Loan Effective Date, no event shall have occurred and be continuing or would result from the incurrence of the 2014 Incremental Term Loans that would constitute a Default or an Event of Default.

(i) The 2014 Incremental Term Loan Arranger shall have received payment of all fees payable in connection with this Amendment, and the Administrative Agent and the Arranger shall have received all other amounts due and payable on or prior to the 2014 Incremental Term Loan Effective Date, including payment of all expenses required to be paid in connection with this Amendment pursuant to Section 9.5 of the Credit Agreement for which reasonably detailed invoices have been presented at least three Business Days prior to the 2014 Incremental Term Loan Effective Date.

The Administrative Agent shall notify the Borrower and the Lenders (including the 2014 Incremental Term Lenders) of the 2014 Incremental Term Loan Effective Date, and such notice shall be conclusive and binding.

SECTION 6. Non-Reliance on Administrative Agent. Each 2014 Incremental Term Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, the 2014 Incremental Term Loan Arranger or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Affiliates and made its own decisions to make its 2014 Incremental Term Loans hereunder and enter into this Amendment. Each 2014 Incremental Term Lender also represents that it will, independently and without reliance upon the Administrative Agent, the 2014 Incremental Term Loan Arranger or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Amendment, the Credit Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Affiliates.

SECTION 7. Administrative Agent Consent. The Administrative Agent hereby agrees, for purposes of Section 2.27(c) of the Credit Agreement, and without prejudice to or affecting Section 6 hereof, that (a) the amendments to the Credit Agreement and the other Loan Documents contained herein are necessary or appropriate to effect the provisions of Section 2.27 of the Credit Agreement, and (b) each 2014 Incremental Term Lender which is not a Lender, an affiliate of a Lender or a Related Fund has been consented to by the Administrative Agent.

SECTION 8. Recordation of the Incremental Term Loans. On the Incremental Effective Date, upon funding of the Incremental Term Loans, the Administrative Agent will record in the Register the Incremental Term Loans made by the Incremental Term Lenders.

SECTION 9. Expenses; Indemnity. Section 9.5 of the Credit Agreement is hereby incorporated, mutatis mutandis, by reference as if such section was set forth in full herein.

SECTION 10. Joinder. From and after the 2014 Incremental Term Loan Effective Date, each 2014 Incremental Term Lender executing and delivering a signature page to this Amendment shall become a party to the Credit Agreement and, except as specifically set forth herein or in the Credit Agreement, shall have the rights and obligations of a Lender thereunder and under the other Loan Documents and shall be bound by the provisions thereof.

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SECTION 11. Counterparts. This Amendment may be executed by one or more of the parties to this Amendment on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

SECTION 12. Governing Law. THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

SECTION 13. Submission to Jurisdiction; Waivers. Each party hereto hereby irrevocably and unconditionally:

(a) submits for itself and its Property in any legal action or proceeding relating to this Amendment, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to its address set forth in Section 9.2 of the Credit Agreement or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d) agrees that the Administrative Agent and the Lenders retain the right to bring proceedings against any Loan Party in the courts of any other jurisdiction in connection with the exercise of any rights under any Security Document or the enforcement of any judgment;

(e) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(f) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 13 any special, exemplary, punitive or consequential damages.

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SECTION 14. WAIVERS OF JURY TRIAL. HOLDINGS, THE BORROWER, THE ADMINISTRATIVE AGENT AND THE 2014 INCREMENTAL TERM LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AMENDMENT AND FOR ANY COUNTERCLAIM THEREIN.

SECTION 15. Effect of Amendment. Except as expressly set forth herein, this Amendment shall not by implication or otherwise limit, impair, constitute a waiver of or otherwise affect the rights and remedies of the Lenders, the Administrative Agent, Holdings, the Borrower or the other Loan Parties under the Credit Agreement or any other Loan Document, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other Loan Document, all of which are ratified and affirmed in all respects and shall continue in full force and effect. Nothing herein shall be deemed to entitle any Loan Party to a consent to, or a waiver, amendment, modification or other change of, any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other Loan Document in similar or different circumstances. This Amendment shall apply and be effective only with respect to the provisions of the Credit Agreement. After the date hereof, any reference to the Credit Agreement shall mean the Credit Agreement as modified hereby.

[Remainder of this page intentionally left blank.]

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

INTRAWEST OPERATIONS GROUP HOLDINGS, LLC, as Holdings

By:	/s/ Joshua B. Goldstein
	Name:	Joshua B. Goldstein
	Title:	Executive Vice President Chief General Counsel & Secretary

INTRAWEST OPERATIONS GROUP, LLC, as the Borrower

By:	/s/ Joshua B. Goldstein
	Name:	Joshua B. Goldstein
	Title:	Executive Vice President Chief General Counsel & Secretary

[Incremental Amendment]

GOLDMAN SACHS LENDING PARTNERS LLC, as Administrative Agent

By:	/s/ Anna Ashurov
Name: Anna Ashurov
Title: Authorized Signatory

[Incremental Amendment]

BANK OF AMERICA, N.A., as a 2014 Incremental Term Lender

By:	/s/ Bernard Tsang
Name: Bernard Tsang
Title: Director

[Incremental Amendment]

SCHEDULE 1

COMMITMENTS

2014 Incremental Term Lender	2014 Incremental Term Loan Commitment
Bank of America, N.A.	$60,000,000
TOTAL	$60,000,000